UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVEO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Preliminary Proxy Statement

ONE BROADWAY, 14TH FLOOR

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2016 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held On May 26, 2016

To our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AVEO Pharmaceuticals, Inc. will be held on Thursday, May 26, 2016 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect five directors to serve for a one-year term expiring at the 2017 annual meeting of stockholders;

2.	To approve an advisory vote on executive compensation; and

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Stockholders will also act on any other business that may properly come before the annual meeting or any adjournment thereof.

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 14, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders of record on our books at the close of business on March 31, 2016, the record date for the annual meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

Stockholders of record at the close of business on March 31, 2016 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may vote by submitting your proxy in one of these three ways:

•	Vote Over the Internet, by going to the website of our tabulator at www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number 1-800-690-6309 (have your Notice or proxy card in hand when you call); or

•

Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided. If you vote by Internet or telephone, you are not required to mail your proxy.

You may also vote in person by attending the annual meeting and delivering your completed proxy card in person or by completing a ballot at the meeting.

If your shares are held in “street name,” that is, held for your account by a bank, brokerage firm or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

We encourage all stockholders to attend the annual meeting in person. You may obtain directions to the location of the annual meeting on our website at www.aveooncology.com. Stockholders who attend the meeting may vote their stock in person, even if they previously submitted their proxies. Whether or not you plan to attend the annual meeting in person, we hope you will take the time to vote your shares.

By Order of the Board of Directors,

/s/ Michael P. Bailey

Michael P. Bailey

President and Chief Executive Officer

Cambridge, Massachusetts

April 14, 2016

AVEO PHARMACEUTICALS, INC.

ONE BROADWAY, 14TH FLOOR

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

for the 2016 Annual Meeting of Stockholders

to be held on May 26, 2016

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of AVEO Pharmaceuticals, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2016 at 10:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “AVEO Pharmaceuticals,” “we,” “us,” “our,” the “company” and similar terms refer to AVEO Pharmaceuticals, Inc. and its consolidated subsidiaries.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders. You may revoke your proxy at any time before it is exercised at the meeting by voting a later dated proxy or by giving our Secretary written notice to that effect. These proxy solicitation materials were first made available to all stockholders entitled to vote at the meeting on or about April 14, 2016.

We are mailing to our stockholders a Notice of Internet Availability of proxy materials instead of a paper copy of this Proxy Statement, our 2015 Annual Report to Stockholders on Form 10-K, our Shareholder Letter and form of Proxy Card or Voting Instruction Card, as permitted by the rules of the Securities and Exchange Commission, or the SEC. The notice contains instructions on how to access those documents over the internet. The notice also contains instructions on how you may receive a paper copy of our proxy materials, including this Proxy Statement, our 2015 Annual Report to Stockholders on Form 10-K, our Shareholder Letter and a form of Proxy Card or Voting Instruction Card.

Important Notice

Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 26, 2016:

This proxy statement and our 2015 Annual Report to Stockholders are available for viewing, printing and downloading at

http://www.proxyvote.com

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2015 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	We are providing these proxy materials to you, as a stockholder of record of AVEO Pharmaceuticals, in connection with the solicitation by our board of directors of proxies to be voted at our 2016 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Thursday, May 26, 2016 at 10:00 a.m., Eastern Daylight Time. As a stockholder of record of AVEO Pharmaceuticals, you are invited to attend our annual meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect five directors, each to serve for a one-year term expiring at our 2017 annual meeting of stockholders and until his successor is duly elected and qualified;

2.	To approve a non-binding advisory vote on executive compensation; and

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on March 31, 2016, the record date for our annual meeting. There were 58,181,715 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1)	Over the Internet: Go to the website of our tabulator at www.proxyvote.com. Use the vote control number printed on the Notice (or your proxy card) to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on May 25, 2016, the day before the annual meeting, for your Internet proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(2)	By Telephone: Call 1-800-690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You will need to have the Notice (or your proxy card) in hand when you call. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on May 25, 2016, the day before the annual meeting, for your telephonic proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(3)	By Mail: If you received a printed copy of the proxy materials, complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card not later than May 25, 2016, the day before the annual meeting, for your mailed proxy to be valid and your vote to count. Your shares will be voted according to your instructions. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

(4)	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a bank, brokerage firm or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your bank, brokerage firm or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, brokerage firm or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)	In Person at the Meeting: You must bring an account statement or letter from your bank, brokerage firm or other nominee showing that you are the beneficial owner of the shares as of the record date in order to vote your shares at the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1)	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Daylight Time, on May 25, 2016.

(2)	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 as instructed above. Broadridge must receive the proxy card no later than May 25, 2016. Only your latest dated proxy will be counted.

(3)	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

(4)	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm or other nominee. You may also vote in person at the annual meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a proxy from the record holder of your shares as described in the answer to the question “How do I vote?” above.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the annual meeting.

If your shares are held in “street name,” your bank, brokerage firm or other nominee may under certain circumstances vote your shares if you do not return your voting instructions. Banks, brokerage firms or other nominees can vote customers’ unvoted shares on routine matters, but your bank, brokerage firm or other nominee will not be allowed to vote your shares with respect to certain non-routine items. If you do not return voting instructions to your bank, brokerage firm or other nominee to vote your shares, your bank, brokerage firm or other nominee may, on routine matters, either vote your shares or leave your shares unvoted.

Your bank, brokerage firm or other nominee cannot vote your shares on any matter that is not considered routine. Proposal 1, election of directors and Proposal 2, a non-binding advisory vote on executive compensation, are not considered routine matters. If you do not instruct your bank, brokerage firm or other nominee how to vote with respect to these matters, your bank, brokerage firm or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 3, ratification of the appointment of our independent registered public accounting firm, is considered a routine matter, and your bank, brokerage firm or other nominee will be able to vote on this matter even if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your bank, brokerage firm or other nominee. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your bank, brokerage firm or other nominee about how to submit your voting instructions to them.

Q.	How many shares must be represented to hold the annual meeting?

A.	A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote those shares on Proposals 1 and 2. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Directors

The five nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 1. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

Our board of directors is holding a non-binding advisory vote regarding the compensation of our named executive officers, as described in the “Executive and Director Compensation” section of this proxy statement, including the executive compensation tables and accompanying narrative disclosures therein. To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee cannot vote your shares on Proposal 2. Shares held in “street name” by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you ABSTAIN from voting on Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and votes to ABSTAIN will have no effect on the outcome of Proposal 2.

The proposal is advisory and non-binding in nature but our compensation committee and board of directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is considered a routine matter. Therefore, if your shares are held by your bank, brokerage firm or other nominee in “street name” and you do not provide voting instructions with respect to your shares, your bank, brokerage firm or other nominee may vote your unvoted shares on Proposal 3. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 3.

Although stockholder approval of our audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of each of the five nominees to serve on our board of directors, each to serve for a one-year term expiring at our 2017 annual meeting of stockholders and until his successor is duly elected and qualified;

FOR the approval of the non-binding advisory vote on the compensation of our named executive officers; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the end of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse banks, brokerage firms or other nominees holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokerage firms and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to AVEO Pharmaceuticals, Inc., One Broadway, 14th Floor, Cambridge, Massachusetts 02142, Attention: Investor Relations, telephone: (617) 588-1960. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address and phone number.

OWNERSHIP OF OUR COMMON STOCK

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2016 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors and director nominees;

•

our principal executive officer, our principal financial officer and our other executive officers named in the Summary Compensation table below, whom collectively we refer to as our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 58,181,715 shares of our common stock outstanding as of January 31, 2016. Except as otherwise set forth below, the address of each beneficial owner is c/o AVEO Pharmaceuticals, Inc., One Broadway, 14th Floor, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Securities Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of more than 5% of our voting securities
None.
Directors and Named Executive Officers
Kenneth M. Bate	3,750		124,321		128,071	*
Anthony B. Evnin(1)	1,185,949		114,321		1,300,270	2.2%
Tuan Ha-Ngoc(2)	381,568		824,157		1,205,725	2.1%
Raju Kucherlapati(3)	195,415		108,906		304,321	*
Henri A. Termeer	126,919		109,321		236,240	*
Robert C. Young(4)	18,958		102,905		121,863	*
Michael Bailey	17,035		687,458		704,493	*
Keith Ehrlich	—		21,229		21,229	*
Michael Needle	—		153,499		153,499	*
Jeno Gyuris(2)	76,131		—		76,131	*
Joseph Vittiglio(2)	16,437		—		16,437	*
All current executive officers and directors as a group (8 persons)	1,548,026		1,421,960		2,969,986	5.1%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Consists of (a) 206,452 shares of common stock held by Venrock Associates, or VA, (b) 917,569 shares of common stock held by Venrock Associates III, L.P., or VA III, (c) 22,938 shares of common stock held by Venrock Entrepreneurs Fund III, L.P., or VEF III, (d) 109 shares of common stock held by VEF Management III, LLC, or VEFM III, (e) 38,881 shares of common stock held directly by Anthony Evnin, (f) 35,000 shares of common stock issuable upon exercise of stock options held by Dr. Evnin on behalf and for the sole benefit of VR Management, LLC that are exercisable within 60 days of January 31, 2016 and (g) 79,321 shares of common stock issuable upon exercise of stock options held directly by Dr. Evnin that are exercisable within 60 days of January 31, 2016. Dr. Evnin is a General Partner of VA. Venrock Management III, LLC, or VM III, is the sole General Partner of VA III. VEFM III, is the sole General Partner of VEF III. Dr. Evnin is a Member of VM III and VEFM III and is a partner of VR Management, LLC, an affiliate of VA, VA III, VEF III, VM III and VEFM III. Dr. Evnin expressly disclaims beneficial ownership over all shares held by or on behalf of VA, VA III, VEF III, VM III, VEFM III and VR Management, LLC, except to the extent of his indirect pecuniary interest therein. VM III and VEFM III expressly disclaim beneficial ownership over all shares held by VA, VA III and VEF III, except to the extent of their indirect pecuniary interest therein. The address of Venrock is 530 Fifth Avenue, 22nd Floor, New York, New York 10036.

(2)	Mr. Ha-Ngoc resigned as chief executive officer in January 2015 and resigned as a member of our board of directors in November 2015. Mr. Vittiglio resigned as general counsel in March 2015. Dr. Gyuris left the company in January 2015. The information about Dr. Gyuris and Mr. Vittiglio is based on Form 4s filed with the SEC on January 8, 2015.
(3)	Consists of (a) 115,501 shares of common stock held by Dr. Kucherlapati, (b) 108,906 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of January 31, 2016, (c) 15,010 shares of common stock held by Raju Kucherlapati Grantor Retained Annuity Trust No. 1 and (d) 64,904 shares of common stock held by Dr. Kucherlapati’s son. Dr. Kucherlapati, a member of our board of directors, is the trustee of the trust described in this footnote and exercises sole voting and investment power over the shares held of record by such trust.
(4)	Consists of (a) 17,958 shares of common stock held by Dr. Young, (b) 102,905 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of January 31, 2016, and (c) 1,000 shares of common stock held by Dr. Young’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and written representations by the persons required to file these reports, we believe that, during the year ended December 31, 2015, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them except that (i) Keith Ehrlich filed a Form 4 late on June 1, 2015 with respect to the grant by us on May 5, 2015 of an option to purchase 400,000 shares of our common stock and (ii) Michael Needle filed a Form 3 late on January 20, 2015 in connection with his appointment as a Section 16 officer on January 9, 2015.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board is currently comprised of six members, and our board has set the size of our board at six pursuant to our certificate of incorporation and bylaws. The persons named in the accompanying proxy will vote to elect Messrs. Bailey, Bate and Termeer and Drs. Evnin and Young as directors unless you indicate otherwise on your proxy. Each of the nominees is currently a member of our board of directors.

If they are elected, each of the nominees will hold office until our annual meeting of stockholders in 2017 and until his successor is duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors.

One of our directors, Dr. Kucherlapati, is not standing for re-election and will not be a member of our board after the annual meeting. Our board of directors, pursuant to our certificate of incorporation and bylaws, has set the size of the board at five members upon the departure of Dr. Kucherlapati from the board.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each of the nominees for director. Information with respect to the number of shares of common stock beneficially owned by each of these individuals, directly or indirectly, as of January 31, 2016 appears above under the heading “Ownership of Our Common Stock.”

Michael P. Bailey, age 50, was appointed President and Chief Executive Officer and a member of our Board of Directors effective January 6, 2015. Mr. Bailey joined our company in September 2010 as our Chief Commercial Officer and was named our Chief Business Officer in June 2013. Prior to joining our company, Mr. Bailey served as senior vice president, business development and chief commercial officer at Synta Pharmaceuticals, a biopharmaceutical company, from August 2008 to September 2010. From 1999 to 2008, Mr. Bailey worked at ImClone Systems Incorporated, a biopharmaceutical company. During his nine-year tenure at ImClone, he was responsible for commercial aspects of the planning and launch of ERBITUX® (cetuximab) across multiple oncology indications, as well as new product planning for the ImClone development portfolio, which included CYRAMZA® (ramucirumab) and necitumumab. In addition, Mr. Bailey was a member of the strategic leadership committees for ImClone and its North American and worldwide partnerships and led their commercial organization, most recently as Senior Vice President of Commercial Operations. Prior to his role at ImClone, Mr. Bailey managed the cardiovascular development portfolio at Genentech, Inc., a biopharmaceutical company, from 1997 to 1999. Mr. Bailey started his career in the pharmaceutical industry as part of Smith-Kline Beecham’s Executive Marketing Development Program, where he held a variety of commercial roles from 1992 to 1997, including sales, strategic planning, and product management. Mr. Bailey received a B.S. in psychology from St. Lawrence University and an M.B.A. in international marketing from the Mendoza College of Business at the University of Notre Dame. We believe Mr. Bailey’s qualifications to serve on our board of directors include his service as our chief executive officer and his significant experience in research and development for cancer and corporate strategy development, including his executive leadership roles at global pharmaceutical companies.

Kenneth M. Bate, age 65, has served as a director since December 2007. He is currently an independent consultant. Previously, Mr. Bate was the president and chief executive officer of Archemix Corp., a privately held biopharmaceutical company, a position he held from April 2009 through December 2011. From 2006 to April 2009, he served in various positions at NitroMed, Inc., a public pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as head of commercial operations and chief financial officer at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, Mr. Bate was employed with Biogen, Inc., a public biotechnology company, first as its chief financial officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate currently serves on the board of Catabasis Pharmaceuticals, Inc., Vanda Pharmaceuticals Inc., Genocea Biosciences, Inc. and Epizyme, Inc., each a public biopharmaceutical company and serves on the board of TransMedics Inc., a privately held medical device company. During the last five years, Mr. Bate also served as chairman of the board of Cubist Pharmaceuticals, Inc. and as a director of BioMarin Pharmaceutical Inc., each a public biopharmaceutical company. He holds a B.A. in Chemistry from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Bate’s qualifications to serve on our board of directors include his operating, finance, commercial, transactional and senior management experience in the industry, such as his experience as chief executive officer of Archemix and NitroMed, as head of commercial operations and chief financial officer at Millennium Pharmaceuticals, and as chief financial officer and vice president of sales and marketing at Biogen, as well as his experience serving on the board of directors of other public companies in the life sciences industry, such as Cubist Pharmaceuticals and BioMarin Pharmaceutical.

Anthony B. Evnin, Ph.D., age 75, has served as a director since March 2002. He has been a Partner at Venrock, a venture capital firm, where he focuses largely on life sciences investments and, in particular, biotechnology investments, since 1975. Dr. Evnin currently serves on the boards of Infinity Pharmaceuticals, Inc. and Juno Therapeutics, Inc., both publicly traded biopharmaceutical companies. He also serves on the board of Constellation Pharmaceuticals, Inc., a privately held biopharmaceutical company. During the last five years, Dr. Evnin served as a director of Altea Therapeutics Corporation, a privately held biopharmaceutical company, and Boston-Power, Inc., a privately held lithium-ion battery company, as well as the following publicly traded biopharmaceutical companies: Acceleron Pharma, Inc., Celladon Corporation, CymaBay Therapeutics, Inc., Icagen, Inc. and Pharmos Corporation. Dr. Evnin’s previous experience was as a manager of business development at Story Chemical Corporation and a research scientist at Union Carbide Corporation. Dr. Evnin is a trustee of The Rockefeller University and of The Jackson Laboratory, Trustee Emeritus of Princeton University, a member of the Boards of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a director of the New York Genome Center, and a member of the Board of Directors of the Albert and Mary Lasker Foundation. Dr. Evnin holds a Ph.D. in Chemistry from the Massachusetts Institute of Technology and an A.B. from Princeton University. We believe Dr. Evnin’s qualifications to sit on our board of directors include his substantial experience as an investor in, and director of, biopharmaceutical companies, including Infinity Pharmaceuticals, as well as his expertise in corporate strategy at a publicly traded biopharmaceutical company.

Henri A. Termeer, age 70, has served as a director since April 2011 and has served as our lead outside director since January 2015. Prior to June 2011, Mr. Termeer had served as president and a director of Genzyme Corporation, a leading global public biotechnology company, since October 1983, as chief executive officer since 1985 and as chairman of the board since May 1988. Mr. Termeer was co-chairman of the transition committee following the acquisition of Genzyme by Sanofi in April 2011 and resigned from Genzyme in June 2011 following the completion of the initial phase of the integration plan. Mr. Termeer is also chairman emeritus of the

New England Healthcare Institute, a nonprofit, applied research health policy organization that he was instrumental in founding. Mr. Termeer served as a director of Allergan from 2014 to 2015 and a director of the Pharmaceutical Research and Manufacturers of America from 1997 to 2011. Mr. Termeer is also a former chairman of the Federal Reserve Bank of Boston’s board of directors, and a current board member of ABIOMED Inc., a public medical device company, Verastem, Inc., a public biopharmaceutical company, Moderna Therapeutics, a private biotechnology company and ProQR Therapeutics, a Netherlands based biotech company focused on developments of drugs to treat genetic disorders. Mr. Termeer is a board member of Massachusetts Institute of Technology Corporation and serves on its executive committee. Mr. Termeer is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the board of fellows of Harvard Medical School. We believe that Mr. Termeer’s senior executive experience in developing and managing Genzyme Corporation and his deep industry experience qualify him to serve as a member of our board of directors.

Robert C. Young, M.D., age 76, has served as a director since July 2009. Dr. Young is president of RCY Medicine, a consulting company focused on cancer center productivity, health care quality and health policy, which he founded in July 2009. From 2007 to 2009 Dr. Young served as chancellor of Fox Chase Cancer Center and as president and chief executive officer from 1989 to 2007. Dr. Young is a past president of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society and past chairman of the board of scientific advisors of the National Cancer Institute and is past chairman of the National Comprehensive Cancer Network. Dr. Young serves as chairman of the editorial board of Oncology Times. Dr. Young served on the board of directors of West Pharmaceutical Services, Inc., a public pharmaceutical technology company, from July 2002 to May 2012 and on the board of directors of Human Genome Sciences, Inc., a biopharmaceutical company, from November 2005 to July 2012. During the last five years, Dr. Young has served as a member of the scientific advisory boards of the Kansas Cancer Center, the Indiana Cancer Center and the Ohio State Cancer Center. Dr. Young holds a B.Sc. in zoology from The Ohio State University and an M.D. from Cornell University Medical College and is board certified in Internal Medicine, Hematology and Medical Oncology. We believe that Dr. Young’s qualifications to serve on our board of directors include his substantial experience in cancer research as head of the Fox Chase Cancer Center and as chairman of the board of scientific advisors of the National Cancer Institute as well as his prior role with the National Cancer Policy Board at the Institute of Medicine, his service as a member of the board of directors at publicly traded life sciences companies West Pharmaceutical Services and Human Genome Sciences, as well as his accomplished background as a board certified physician.

Our board of directors recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that AVEO Pharmaceuticals is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, as well as charters for our audit committee, our compensation committee and our nominating and governance committee, and corporate governance guidelines. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.aveooncology.com, which you can access free of charge. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or NASDAQ listing standards.

Board Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2016, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors determined that none of Mr. Bate, Dr. Evnin, Dr. Kucherlapati, Mr. Termeer or Dr. Young, representing five of our six directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Our board of directors also determined that Mr. Bate and Drs. Evnin and Young, who comprise our audit committee, Dr. Evnin, Mr. Bate and Mr. Termeer, who comprise our compensation committee, and Drs. Young and Kucherlapati, and Mr. Termeer, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and other facts and circumstances the board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Role of the Board

Our board of directors is responsible for establishing broad corporate policies and reviewing our overall performance. The primary responsibility of our board is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. Our board selects, evaluates and provides for the succession of executive officers and, pursuant to recommendations by our nominating and governance committee and subject to stockholder election, selects directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board also participates in decisions that have a potential major economic impact on our company. Management keeps our directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

Our board of directors has designated Mr. Termeer, an independent director within the meaning of NASDAQ rules (see “Board Determination of Independence” above), to serve as our lead outside director of the board of directors. As lead outside director, Mr. Termeer performs many of the same functions and duties as a chairman of the board. Pursuant to our Corporate Governance Guidelines, Mr. Termeer’s duties as lead outside director include the following:

•	chairing any meeting of the independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of the board or any committee;

•	facilitating communications between other members of the board and chief executive officer;

•	coordinating the agenda for each board meeting and determining the need for special meetings of the board; and

•	consulting with the chief executive officer on matters relating to corporate governance and board performance.

Our former chairman of the board of directors, Mr. Tuan Ha-Ngoc, resigned from his position as a director in November 2015. We do not currently have a designated chairman and do not have a policy as to whether the same person should serve as both the chief executive officer and the chairman of the board. However, we believe that the board should have the flexibility to make these determinations at any given time in a way that provides the most appropriate leadership for our company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, the board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

The Board’s Role in Risk Oversight

We face a number of risks in our business, including risks related to: clinical research and development; regulatory reviews, approvals and oversight; intellectual property filings, prosecution, maintenance and challenges; the establishment and maintenance of strategic alliances; competition; the ability to access additional funding for our business; shareholder litigation; and other risks. Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our board administers its risk oversight function directly and through its three committees. Our lead outside director meets regularly with our chief executive officer and other executive officers to discuss strategy and risks facing the company. Members of our executive management team attend at least quarterly board meetings and are available to address any questions or concerns raised by the board on risk management and other related matters. Each quarter, the board of directors receives presentations from members of senior management on strategic matters involving our business. In addition, the audit committee periodically discusses with management our risk exposures in the areas of financial reporting, internal controls and compliance with legal and financial regulatory requirements, their potential impact on our company and the steps we take to manage them. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board of Directors Meetings and Attendance

Our board met eight times during 2015, either in person or by teleconference. During 2015, each of our directors attended at least 75% of the aggregate number of board meetings and meetings of the committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending annual meetings. All of our current directors attended the 2015 annual meeting of stockholders.

Board Committees

Our board of directors has established standing audit, compensation and nominating and governance committees, each of which operates under a written charter that has been approved by our board. The members of each committee are appointed by our board, upon recommendation of our nominating and governance committee.

Our board has determined that all of the members of each of these three standing committees satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules.

Audit Committee

The members of our audit committee are Kenneth Bate, Anthony Evnin and Robert Young. Mr. Bate chairs the audit committee. Our board of directors has determined that Mr. Bate is an “audit committee financial expert” as defined in applicable SEC rules. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the independent registered public accounting firm;

•	overseeing the work of the independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

Our audit committee met five times during 2015.

Compensation Committee

The members of our compensation committee are Kenneth Bate, Anthony Evnin and Henri Termeer. Dr. Evnin chairs the compensation committee. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our chief executive officer and our other executive officers’ compensation;

•	reviewing and making recommendations to our board with respect to the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the annual compensation committee report required by SEC rules.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Executive and Director Compensation Processes.”

Our compensation committee met three times during 2015.

Nominating and Governance Committee

The members of our nominating and governance committee are Raju Kucherlapati, Henri Termeer and Robert Young. Dr. Kucherlapati is not standing for re-election and will not be a member of our nominating and governance committee after the annual meeting. Dr. Young chairs the nominating and governance committee. Our nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to serve as members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board with respect to management succession planning;

•	developing and recommending to our board corporate governance guidelines;

•	developing and recommending to our board continuing educational programs regarding corporate governance and other pertinent topics; and

•	overseeing an annual evaluation of our board.

The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Our nominating and governance committee met one time during 2015.

Director Nomination Process

Our nominating and governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board.

Criteria and Diversity

Our corporate governance guidelines specify that diversity on the board should be considered by the nominating and governance committee in the director identification and nomination process. In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, our nominating and governance committee will apply criteria that include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of all stockholders. Our nominating and governance committee also considers issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. While our nominating and governance committee does not have a formal policy with respect to diversity, our board and nominating and governance committee believe that it is essential that the board members represent diverse viewpoints. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to promote our strategic objectives and fulfill its responsibilities to our stockholders.

The director biographies appearing above under “Proposal 1—Election of Directors” indicate each nominee’s experience, qualifications, attributes and skills that led our board to conclude that each director should serve as a member of our board. Our board believes that each of the nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting names of the proposed candidates, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and governance committee, c/o Karuna Rubin, Secretary, AVEO Pharmaceuticals, Inc., One Broadway, 14th Floor, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our bylaws to nominate director candidates directly, without any action or recommendation on the part of the committee or the board, by following the procedures set forth below under the heading “Stockholder Proposals.”

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The lead outside director is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead outside director considers to be important for the directors to know. In general, communications relating to governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs and personal grievances.

Stockholders who wish to send communications on any topic to our board should address such communications to the board of directors, c/o Karuna Rubin, Secretary, AVEO Pharmaceuticals, Inc., One Broadway, 14th Floor, Cambridge, Massachusetts 02142.

Executive Officer and Director Compensation Processes

Our compensation committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each of our executive officers. Annual corporate goals are proposed by management and approved by our board at the beginning of each calendar year for the upcoming year. These corporate goals target the achievement of specific research, regulatory, clinical, corporate development and financial milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals. Individual goals are proposed by management and approved by our compensation committee and board of directors. Annual salary increases, annual bonuses, and annual stock option and restricted stock awards granted to our executives are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. This process leads to a recommendation by our chief executive officer for annual executive salary increases, annual stock option and restricted stock awards and bonuses, if any, which is then reviewed and approved by our compensation committee. Any awards under our annual cash incentive program to our chief executive officer are based solely on the achievement of our overall corporate goals.

Our compensation committee has delegated to our chief executive officer the authority to make stock option grants under our Amended and Restated 2010 Incentive Stock Plan to our employees (other than to the chief executive officer or any of our other officers or any individual our board of directors or compensation committee may specify from time to time), at exercise prices equal to the closing price of our common stock on the date of grant and subject to vesting provisions and other conditions specified by our compensation committee.

Our compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During the year ended December 31, 2015, our compensation committee retained an independent compensation consultant, Radford, an Aon Hewitt company, to assist the compensation committee in developing our executive and director compensation program for 2015, which included considering retention cash awards for certain executives and key employees. Radford also assisted in developing our overall executive compensation program for 2016.

Report of the Audit Committee

Our audit committee has reviewed our audited financial statements for the year ended December 31, 2015 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees).

In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the audit committee of the board of directors of AVEO Pharmaceuticals, Inc.

Kenneth Bate, Chair

Anthony Evnin

Robert Young

Principal Accountant Fees and Services

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two years.

Fee Category	2015	2014
Audit Fees(1)	$705,457	$511,631
Tax Fees(2)	25,000	32,370
All Other Fees	—	—
Total Fees	$730,457	$544,001

(1)	“Audit Fees” consist of fees for the integrated audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with regulatory filings or engagements.
(2)	“Tax Fees” consist of fees for tax advice and tax services primarily related to: (i) miscellaneous federal and state tax consulting, (ii) international tax consulting and (iii) tax compliance with domestic and foreign tax returns.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Audit Committee Pre-Approval Policies and Procedures” described below.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their respective immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our corporate counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unaffiliated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with the best interests of the company. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction; or

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Related Person Transactions

Since January 1, 2015, we have not engaged in any transaction which may constitute a “related person transaction”.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our approach to executive compensation is guided by the following principles:

•	holding our executive officers accountable for results over the long term and maintaining integrity in all of the business dealings of our executive officers;

•	rewarding our executive officers for consistently strong execution; and

•	establishing a clear connection between rewards and performance.

These principles underlie our compensation program and, indeed, our entire culture. We seek to achieve financial strength by, among other things, linking compensation to performance goals, by using equity as a key component of compensation, and by continually reviewing and monitoring our compensation program.

Executive Summary

We are a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. Our proprietary platform has delivered unique insights into cancer and related diseases. Our strategy is to leverage these biomarker insights and partner resources to advance the development of our clinical pipeline. We are focused on developing our lead candidate tivozanib in North America as a treatment for renal cell carcinoma and other cancers. We have entered into partnerships to fund the further development of four clinical stage assets, including tivozanib, AV-380, AV-203 and ficlatuzumab in non-oncologic indications worldwide and oncology indications outside North America. The clinical, regulatory and commercial development process takes multiple years for each drug. Accordingly, we need to ensure that our executive officers and employees are focused on executing on a long-term strategy. The life science industry is often characterized by long product lifecycles and complex development challenges.

In January 2015, our board elected to implement a restructuring, eliminating the research function of the company and related general administrative positions, to buttress stockholder value. In order to move AVEO forward, the compensation committee recognized the critical need to attract and retain exceptional talent. As part of the January 2015 restructuring, the board appointed Mr. Bailey as chief executive officer and president. We also hired Michael Needle, MD as our chief medical officer in January 2015, and we hired Keith Ehrlich as our chief financial officer in April 2015. The compensation committee considered the January 2015 restructuring, the need to retain key executives and our low stock price when making compensation decisions for 2015. The compensation committee took steps to retain our key employees in ways that were both meaningful to the employees, as well as aligned with the interests of our stockholders, including providing the executive officers with cash awards and retention equity awards, as further described below.

Following the restructuring in January 2015, we implemented a new corporate strategy aimed at increasing shareholder value. With the goal of obtaining additional funding while retaining North American rights to develop and commercialize our three oncology-focused clinical programs, we entered into several new partnerships that granted rights to our clinical stage assets in geographies and disease areas outside of our strategic focus:

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AV-380 - Global. In August 2015, we licensed the worldwide rights to develop, manufacture and commercialize AV-380, our potent, humanized inhibitory antibody targeting growth differentiation factor 15 (GDF15), to Novartis International Pharmaceuticals Ltd. for the potential treatment or prevention of cachexia, a serious and common complication of advanced cancer and a number of chronic diseases including chronic kidney disease, congestive heart failure and chronic obstructive pulmonary disease. Novartis is responsible for all further activities and costs to develop and commercialize AV-380.

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Tivozanib – Russia, Ukraine and the CIS. In August 2015, we licensed the rights to develop, manufacture and commercialize tivozanib in the territories of Russia, Ukraine and the Commonwealth of Independent States to a subsidiary of Pharmstandard OJSC for all indications other than non-oncologic diseases or conditions of the eye. In December 2015, Pharmstandard submitted an application for marketing authorization for tivozanib to the Ministry of Health of the Russian Federation. The application is currently under review.

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Tivozanib – Europe and other territories. In December 2015, we licensed the rights to develop, manufacture and commercialize tivozanib in Europe and certain other territories outside of North America to EUSA Pharma (UK) Limited for all diseases and conditions in humans, excluding non-oncologic diseases or conditions of the eye. In February 2016, EUSA Pharma submitted a Marketing Authorization Application to the European Medicines Agency for tivozanib as a first line treatment for renal cell carcinoma. The application is currently under review.

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AV-203 – Global (excluding North America). In March 2016, we licensed the worldwide rights outside of North America to develop, manufacture and commercialize AV-203, our clinical-stage ErbB3 (HER3) inhibitory antibody candidate, to CANbridge Life Sciences Ltd. CANbridge plans to develop AV-203 first in esophageal squamous cell cancer, the most prevalent form of esophageal cancer.

In 2016, we are focused on continuing to execute the new corporate strategy instituted in 2015. We are working toward funding and initiating our planned phase 3 trial and PD-1 combination trials for tivozanib, completing enrollment for our phase 2 study of ficlatuzumab in combination with erlotinib, which we refer to as our FOCAL study, and supporting our partners in their clinical and regulatory development of tivozanib, AV-203, AV-380 and ficlatuzumab. In setting compensation for 2016, the compensation committee focused on ensuring that compensation was in line with our peers in order to retain and motivate the management team put in place in 2015.

At our 2015 annual meeting, we conducted an advisory vote on executive compensation. Approximately 83% of the votes cast were voted “FOR” approval of our executive compensation program as described and disclosed in the Compensation Discussion and Analysis section, compensation tables and narrative discussion in our 2015 proxy statement. The compensation committee considered the results of this advisory vote, together with the other factors and data discussed in this proxy statement, in determining executive compensation decisions and policies and believes the result affirms stockholders’ support of the company’s approach to and structure of executive compensation. The compensation committee will continue to consider the outcome of the company’s say-on-pay votes when making future compensation decisions for our named executive officers.

Our Compensation Program Emphasizes Performance

We believe that the compensation of our named executive officers for 2015 was well-aligned with our executive compensation objectives and with our performance for the following reasons:

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We provide cash bonuses that are 100% dependent upon the company’s and individual’s performance goals. The cash bonus portion of our named executive officer’s compensation is not guaranteed and is totally at risk. We ensure that the performance goals underlying the cash bonuses are aggressive, aligned with stockholder’s interest and results driven. Therefore, if AVEO or an individual does not perform at a level of excellence, the cash bonus can be, and has been on occasion, zero.

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We deliver a significant portion of our named executive officer target total direct compensation in the form of long-term incentive equity awards. Over the past several years, a portion of the total target value of the three primary elements of named executive officer compensation—base salaries, annual cash incentive awards and equity awards—was delivered in the form of long-term equity awards. The amounts disclosed in the executive compensation tables in this proxy statement generally reflect the grant-date fair value of stock option awards, but the actual economic value of stock option awards depends directly on the performance of our stock price over the period during which the awards vest and the period during which stock options may be exercised. Therefore, if stockholder value decreases over time, so does the value of the stock compensation. Our executive officers will only realize value when our stock price, and consequently stockholder value, increases.

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We aim to attract and retain exceptional executives in an extremely competitive market. In making its recommendation and decisions, the compensation committee reviewed market and peer data, which includes competitive information relating to the mix and levels of compensation for executives in the life science industry. The compensation committee also considers the need to retain key executives and reward those executives who continued to perform at a high level through 2015.

Overview of our Executive Compensation

The following section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table for the Years Ended December 31, 2015, 2014 and 2013”, which we refer to as our “named executive officers”, and the most important factors relevant to an analysis of these policies and decisions.

Under applicable SEC rules, our named executive officers for 2015 were:

•	Michael Bailey, our current president and chief executive officer;

•	Tuan Ha-Ngoc, our former president and chief executive officer and acting chief financial officer;

•	Keith Ehrlich, our chief financial officer;

•	Michael Needle, our chief medical officer;

•	Jeno Gyuris, our former chief scientific officer; and

•	Joseph Vittiglio, our former general counsel.

In this Compensation Discussion and Analysis and the discussion that follows, pursuant to SEC rules we include information with respect to Mr. Ha-Ngoc, who left his position as chief executive officer as of January 6, 2015, Dr. Gyuris, who left his position as chief scientific officer as of January 15, 2015, and Mr. Vittiglio who left his position as general counsel as of March 19, 2015.

Our compensation committee is responsible for establishing and administering our policies governing the compensation for our named executive officers, including salaries, cash incentives and equity incentive compensation. Our compensation committee consists of three non-employee independent directors of our board, all of whom have extensive experience in our industry. Our compensation committee considers the recommendations of our chief executive officer when determining the appropriate mix of compensation for each of our executive officers, including our named executive officers. Our chief executive officer, however, does not provide input on his own compensation. Although our compensation committee is empowered to approve the salaries, cash incentives and equity incentive compensation of certain of our named executive officers, (i) the members of our board of directors approve the salary, cash incentive and equity incentive compensation of our chief executive officer, based on the recommendation of the compensation committee, and (ii) the compensation committee typically requests that the members of our board of directors approve the salaries, cash incentives and equity incentive compensation of all of our other named executive officers based on the compensation committee’s recommendation.

We believe that the compensation of our named executive officers should be designed to focus executive behavior on the achievement of near-term corporate goals as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain specific regulatory, clinical, corporate development and financial milestones thereby creating stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad based benefits program to create a competitive compensation package for our executive officers.

Objectives of our Executive Compensation Program

Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

•	attempt to attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

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provide a competitive compensation package that aligns the interests of our named executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards;

•	ensure fairness among executive officers by recognizing the contributions each executive makes to our success; and

•	foster a shared commitment among executives by aligning their individual goals with our corporate goals and the creation of stockholder value.

Basis for Compensation Policies and Decisions

We use a mix of short-term compensation, consisting of base salaries and cash incentive awards, and long-term compensation, consisting of equity incentive compensation, to provide a total compensation structure that is designed to achieve our objectives.

In arriving at the amount and types of initial compensation for each of our named executive officers, we consider the following factors:

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the individual’s particular background and circumstances, including prior relevant work experience and compensation paid prior to joining us and the uniqueness of the individual’s skills within the industry;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review (as further discussed below);

•	the demand for people with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	recommendations from our independent compensation consultant.

We reassess annually the compensation of our named executive officers and determine whether any adjustments should be made. In determining whether to adjust the compensation of any of our named executive officers, we generally take into account the following factors:

•	the executive compensation practices of a selected peer group of publicly traded companies;

•	formal market data regarding base salary, cash incentives and equity compensation from a leading life science compensation survey of national biopharmaceutical and biotechnology companies;

•	the roles and responsibilities of our executives, including any increases or decreases in responsibilities; and

•	the contributions and performance of each named executive officer.

In making certain compensation decisions during 2015 and for 2016, the compensation committee also considered our recent restructurings, the need to retain key executives and our low stock price.

Our compensation committee retained an independent compensation consultant, Radford, an Aon Hewitt company, or Radford, in 2015 to assist the compensation committee in developing our overall executive and director compensation programs for 2015. Our compensation committee also retained Radford to assist in developing our executive compensation program in 2016.

To assist in determining executive compensation in 2015, Radford and the compensation committee reviewed a peer group, which we refer to as the 2015 peer group, of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours, which companies the compensation committee believed were generally comparable to our company and against which the compensation committee believed we competed for executive talent. The compensation committee, in consultation with members of the Radford team, included the following companies in the 2015 peer group:

Agenus Inc.	KaloBios Pharmaceuticals, Inc.	Sunesis Pharmaceuticals, Inc.
Athera Pharmaceuticals, Inc.	OncoGenex Pharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
ArQule Inc.	Peregrine Pharmaceuticals, Inc.	Targacept, Inc.
Curis, Inc.	Progenics Pharmaceuticals, Inc.	Threshold Pharmaceuticals, Inc.
Cytokinetics, Inc.	Rexahn Pharmaceuticals, Inc.	ZIOPHARM Oncology Inc.
Dynavax Technologies Corp.	Rigel Pharmaceuticals, Inc.
Geron Corporation	SIGA Technologies, Inc.

In addition to the publicly available information with respect to our 2015 peer group companies, Radford gathered competitive market data from the 2014 Radford Global Life Sciences Survey of public biopharmaceutical companies with less than 200 employees, which we refer to as the 2014 Radford Global Life Sciences Survey, for our analysis of executive compensation in 2015.

To assist in determining executive compensation in 2016, Radford and the compensation committee reviewed competitive market data from the 2015 Radford Global Life Sciences Survey of public biopharmaceutical companies with less than 200 employees and a market value less than $500 million, which we refer to as the 2015 Radford Global Life Sciences Survey. The survey included data from companies in the life sciences industry which the compensation committee believes are generally comparable to our company and against which the compensation committee believes we compete for executive talent.

Our compensation committee has concluded that our executive compensation program is effectively designed in light of our objectives and continues to be aligned with the interests of our stockholders and therefore determined not to make significant changes to the structure of our executive compensation program in 2016.

In light of the board’s decision to implement a restructuring in January 2015, which eliminated the research function of the company and related general administrative positions, our compensation committee also saw a need to provide proper incentives for the remaining executive officers and key employees when making compensation decisions for 2015.

In 2016, we are focused on continuing to execute the new corporate strategy defined in 2015 for clinical and regulatory development of our pipeline. In setting compensation for 2016, the compensation committee focused on ensuring that compensation was in line with our peers in order to retain and motivate the management team put in place in 2015.

The Chief Executive Officer’s Role in the Compensation Process

The compensation committee has historically used, in addition to its own judgment and experience, and the resources and tools described above, the recommendations of our chief executive officer as to the performance of each executive and as to the amount and type of compensation for such executive. Mr. Ha-Ngoc, our former chief executive officer, did not participate in the determination of his own compensation and the remuneration paid to him as a result of the January 2015 restructuring. In addition, Mr. Bailey, our current chief executive officer, did not participate in the determination of his compensation for 2015 or 2016.

Risk Considerations in our Compensation Program

Our compensation committee has discussed the concept of risk as it relates to our executive compensation program and our compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Executive Compensation Components,” we structure our pay to consist of both fixed and variable compensation to motivate our executives to produce superior short- and long-term results that are in our best interests and the best interests of our stockholders and that have the greatest potential to increase stockholder value. We have reviewed our compensation policies and programs with our compensation and audit committees and have concluded that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or business.

Executive Compensation Components

Our executive compensation program is primarily comprised of:

•	base salary;

•	annual cash incentive compensation;

•	cash retention awards; and

•	equity compensation.

Our compensation committee has not adopted a formal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by our compensation consultant, determines what it believes to be the appropriate and competitive level and mix of the various compensation components.

We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. While we believe that the annual incentive cash component of our compensation package encourages our executives to focus on our near-term performance, generally performance over a one-year period, we rely upon equity-based awards to encourage our executives to focus on our longer-term performance. In addition, we provide our executives with benefits that are available to all of our salaried employees, including medical, dental, group life and accidental death, dismemberment and long- and short-term disability insurance, and matching contributions in our 401(k) plan.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. When establishing base salaries for 2015 and 2016, the independent members of our board of directors, upon the recommendation of our compensation committee, considered the overall economic environment, the degree to which the company achieved its business goals and objectives, the need to attract, motivate and retain key executives, and each individual’s performance. In addition, with respect to the base salaries of our named executive officers in 2015 and 2016, other than Mr. Bailey, our compensation committee considered the recommendations of Mr. Bailey in determining appropriate base salary levels.

2015 Base Salaries

The 2015 base salaries for our named executive officers were as follows:

Name	2015 Annual Base Salary ($)	Percentage Increase in Base Salary From 2014 Base Salary (%)
Michael Bailey(1)	$425,000	17.53%
Tuan Ha-Ngoc(2)	$567,875	0.00%
Keith Ehrlich(3)	$300,000	N/A
Michael Needle(3)	$390,000	N/A
Jeno Gyuris(4)	$344,497	0.00%
Joseph Vittiglio(5)	$329,545	3.00%

(1)	On January 6, 2015, Mr. Bailey was appointed as our president and chief executive officer, promoted from the position of chief business officer of the company. In connection with this appointment, the board of directors, upon recommendation of the compensation committee, with input from Radford, decided to increase Mr. Bailey’s salary to $425,000 per year, a 17.5% increase in base salary. This decision was made in light of Mr. Bailey’s promotion to president and chief executive officer and his new responsibilities in his new role. The compensation committee considered the recommendations by Radford regarding market data for chief executive officers from the 2014 Radford Global Life Sciences survey of public biopharmaceutical companies with less than 50 employees and a market value less than $200 million, and assessed current compensation against base salary, target short-incentives, target total cash compensation, long-term incentives and target total direct compensation. Mr. Bailey’s then-current equity holdings in the company, including the fact that 60% of his equity awards were unvested, all of his outstanding options had exercises prices higher than our current stock price and the value of his restricted stock grant were also considered in evaluating his entire compensation package.
(2)	Mr. Ha-Ngoc resigned as president and chief executive officer effective as of January 6, 2015 and did not receive a merit increase for the year 2015.
(3)	Dr. Needle and Mr. Ehrlich were hired in January and April of 2015, respectively.
(4)	Dr. Gyuris left the company effective as of January 15, 2015 and did not receive a merit increase for the year 2015.
(5)	Mr. Vittiglio received a merit increase in line with the corporate-wide merit increase for eligible employees. Mr. Vittiglio left the company in March 2015.

2016 Base Salaries

In January 2016, upon the recommendation of the compensation committee, the independent members of our board of directors decided to increase the base salary of each of our then-serving named executive officers for 2016 as set forth in the table below. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of executive officer pay from the 2015 Radford Global Life Sciences Survey. Mr. Ha-Ngoc, Dr. Gyuris and Mr. Vittiglio each left the company in 2015.

Name	2016 Annual Base Salary ($)	Percentage Increase in Base Salary From 2015 Base Salary (%)
Michael Bailey	$444,125	4.5%
Keith Ehrlich	$313,500	4.5%
Michael Needle	$407,550	4.5%

We believe that the base salaries established for our named executive officers for 2015 were, and those for 2016 are, aligned with our executive compensation objectives stated above and are competitive with those of similarly situated companies. Salary increases for 2016 were made to keep pace with the 50th percentile of comparable companies in the 2015 Radford Global Life Sciences Survey, in order to keep the company competitive with its peers in executive compensation.

Annual Cash Incentive Program. We have designed our annual cash incentive program to reward our named executive officers upon the achievement of specified annual corporate and individual goals which are approved in advance by our compensation committee and board of directors. Our cash incentive program emphasizes pay-for-performance and is intended to closely align executive compensation with achievement of specified operating results as the cash incentive amount is calculated on the basis of the percentage of corporate goals achieved. The compensation committee communicates the cash incentive award criteria to the named executive officers at the beginning of each fiscal year. The performance goals established by the compensation committee are based on the business strategy of the company and the objective of building stockholder value. There are three steps for determining whether, and the extent to which, an annual cash incentive award is payable to a named executive officer. First, at the beginning of the fiscal year, the compensation committee determines the target annual cash incentive award for the named executive officer based on a percentage of the officer’s annual base salary for that year. Second, at the beginning of the fiscal year, the compensation committee establishes the specific performance goals that must be met in order for the officer to receive the award and the related weighting of each goal. Third, shortly after the end of the fiscal year, the compensation committee determines the extent to which these performance goals were met and the amount of the award. The independent members of the board of directors consider, and if they deem appropriate, approve, the recommendation of the compensation committee with respect to each of these steps.

2015 Cash Incentive Program

For 2015, the corporate goals, which accounted for 80% of the cash incentive for each of our named executive officers (other than our chief executive officer, for which they accounted for 100% of the cash incentive), the weighting of each goal, and the compensation committee’s quantitative assessment of the degree to which each goal was actually achieved, were as follows:

2015 Corporate Goals	Target Score (%)	Actual Score (%)
Achievement of specified partnership and financial goals, including securing a partnership for tivozanib or AV-380 and completing a financing in order to extend cash runway	50%	45	%(1)

Tivozanib • Advance the Marketing Authorization Application (“MAA”) filing in the EU • Finalize registration and development and associated financing plan	25%	25	%(2)

Ficlatuzumab • Meet patient enrollment goals for the FOCAL study	15%	5	%(3)

General and Administrative • Evaluate and secure new facilities • Complete January 2015 restructuring	10%	10	%(4)

Total	100%	85%

(1)	We secured three partnerships in 2015, including one for AV-380 with Novartis International Pharmaceutical Ltd., one for tivozanib with a subsidiary of Pharmstandard OJSC (“Pharmstandard”) and one for tivozanib with EUSA Pharma (UK) Limited (“EUSA Pharma”). We also refinanced our debt and implemented an at-the-market issuance sales arrangement pursuant to which we may sell common stock in the market from time to time (the “ATM”). Despite exceeding the partnership goals for the year, the compensation committee concluded that this goal was not fully achieved because we did not fully satisfy our financing goals.

(2)	We entered into an agreement with EUSA Pharma for the development and commercialization of tivozanib in Europe and elsewhere and prepared the MAA for submission. We also obtained FDA feedback regarding our planned third-line phase 3 trial and entered into an agreement with Pharmstandard for the development and commercialization of tivozanib in Russia, Ukraine and the Commonwealth of Independent States. Financing for the phase 3 trial was partially secured with partnership revenues and fundraising under the ATM in 2015, and a financing plan was developed for the remainder of the required funds.
(3)	The compensation committee concluded that this goal was not fully achieved due to a failure to meet the patient enrollment goals for the FOCAL study in 2015.
(4)	We secured new facilities at a substantially lower cost than the prior facilities, completed the restructuring and solidified our continuing team with very little attrition for the remainder of the year.

For 2015, the individual goals for each of our named executive officers accounted for 20% of their performance incentive, other than our chief executive officer. The cash incentive payment for our chief executive officer is based solely on the achievement of our overall corporate goals described above. The individual goals for our other named executive officers are primarily related to the corporate goals for which they are most responsible and, to a lesser extent, individual development goals or department specific goals, subject to discretionary adjustments that our compensation committee deems appropriate. Our chief executive officer makes recommendations to the compensation committee as to the degree to which those named executive officers have satisfied their individual goals.

For 2015, Mr. Ehrlich’s goals related to leading the financial, IT and facilities groups in supporting the achievement of our corporate goals; assuring corporate financial compliance and reporting; managing our financial resources; leading financing efforts; and developing relationships with banks and analysts.

For 2015, Dr. Needle’s goals related to leading the clinical organization in supporting the achievement of our corporate goals; acting as our clinical representative in interactions with investors, key opinion leaders, cooperative groups and potential partners to advance tivozanib development; leading the preparation of, and interactions with regulators regarding, the MAA filing in Europe and the planned phase 3 study in the United States; and leading the FOCAL study.

Our compensation committee has the authority to make discretionary adjustments to our annual cash incentive program, including the ability to make additional awards based on our named executive officers’ performance and to modify the corporate and individual performance targets and the level of awards that our named executive officers receive in conjunction with their performance against the targets. In determining the executive cash incentive awards for 2015, the compensation committee determined that given the small size of the company and management team, and the extensive contribution and cooperation of the entire team toward the company’s achievements for the year, it would award each named executive officer the same percentage achievement toward their individual goals (i.e., 85% each) as it awarded toward achievement of the company’s overall corporate goals (also 85%).

For each named executive officer who was serving at the end of 2015, the following table sets forth such named executive officer’s target incentive payment for 2015, the cash incentive award actually paid and the cash incentive award paid as a percentage of the target award.

Name	2015 Target Annual Cash Incentive Award ($)	Cash Incentive Award Paid for 2015 ($)	Cash Incentive Award as a Percentage of Target Cash Incentive Award (%)
Michael Bailey	$212,500	$180,625	85%
Keith Ehrlich	$120,000	$102,000	85%
Michael Needle	$156,000	$132,600	85%

2016 Cash Incentive Program

In January 2016, the compensation committee established a target cash incentive payment for each of our named executive officers based on a percentage of their 2016 annual base salary as set forth below. These target cash incentive payments were based on the target cash incentive comparables for similar executives in the 2015 Radford Global Life Sciences Survey.

Name	2016 Annual Base Salary ($)	Target Percentage of 2016 Annual Base Salary (%)	2016 Target Annual Cash Incentive Award ($)
Michael Bailey	$444,125	50%	$222,063
Keith Ehrlich	$313,500	40%	$125,400
Michael Needle	$407,550	40%	$163,020

In January 2016, our board of directors, upon the recommendation of our compensation committee, established the following corporate goals under the annual cash incentive award program for the year ending December 31, 2016, as set forth below:

Corporate Goals	Percentage of Annual Cash Incentive Award Attributable to Corporate Goals
Financial • Achievement of financial goals to fund phase 3 RCC and PD-1 combination studies through 2017	35%

Tivozanib • Advance the MAA filing • Initiate third-line RCC phase 3 study and meet end-of-year enrollment goals • Initiate and enroll phase 1 portion of PD-1 combination study	50%

Ficlatuzumab • Meet end-of-year enrollment goals	5%

Business Development/Alliance Management • Finalize AV-203 partnership	5%

Corporate • Successfully manage litigation and SEC settlement	5%

Total	100%

The corporate goals will account for 80% of the annual cash incentive opportunity for our executive officers (other than our chief executive officer). The cash incentive payment for our chief executive officer will be based solely on the achievement of our overall corporate goals described above. In addition to the overall corporate goals described above, the performance of each executive officer will be measured against the achievement of certain individual goals. For 2016, the individual goals for each of our named executive officers (other than our chief executive officer), will account for 20% of such executive officer’s annual cash incentive opportunity.

For 2016, Mr. Ehrlich’s goals relate to leading the financial, IT and facilities groups in supporting the achievement of our corporate goals; assuring corporate financial compliance and reporting; managing our financial resources; achieving financing goals; and optimizing analyst relations.

For 2016, Dr. Needle’s goals relate to leading the clinical organization in supporting the achievement of our corporate goals; acting as the company’s clinical representative in interactions with investors, key opinion leaders, cooperative groups and partners to advance tivozanib development; achieving enrollment goals for our planned phase 3 and PD-1 studies and completing FOCAL study enrollment.

2014-2015 Cash Retention Awards.

In January 2014, our independent directors, upon the recommendation of our compensation committee, approved the grant of cash retention awards as a retention incentive to certain of our named executive officers, including Mr. Vittiglio, Mr. Bailey and Dr. Gyuris. Each cash retention award was equal to 20% of the applicable named executive officer’s base pay in effect on the applicable cash payment date. Messrs. Bailey and Vittiglio and Dr. Gyuris received the first two cash retention award payments in June 2014 and in October 2014. Provided that the named executive officer continued to be employed by us on such date and otherwise subject to the terms of the executive officer’s Severance Agreement with us, as amended, and certain letter agreements with each named executive officer (as described below), a third payment was to be made during June 2015. Mr. Bailey received his third cash payment in June 2015. In connection with his departure in January 2015, Dr. Gyuris received a pro-rated amount of the third cash retention payment due in June 2015. In connection with his departure in March 2015, Mr. Vittiglio did not receive any portion of the third payment due in June 2015. In addition, in May, 2014, in light of the desire to retain Mr. Vittiglio as an executive officer of the company, the compensation committee approved the grant of an additional cash retention award to Mr. Vittiglio of $125,000, of which fifty percent was paid in August 2014 and the other fifty percent was paid in March 2015.

Considering the need to retain certain core employees remaining after the reduction in head count in January 2015, our board of directors, upon the recommendation of the compensation committee, approved the payment of an incentive bonus to Mr. Vittiglio in the aggregate amount of $160,000, whereby fifty percent would due upon the earlier of (a) the closing of a corporate partnership or financing and (b) July 31, 2015, and the other fifty percent would be due on October 1, 2015 provided that a corporate partnership or financing transaction had closed, so long as Mr. Vittiglio remained employed with the company on such dates. As a result of Mr. Vittiglio’s departure in March 2015, he did not receive any of these payments.

The compensation committee did not grant any cash retention awards to our former chief executive officer, Tuan Ha-Ngoc, in 2015.

Equity Compensation.

We use stock options and restricted stock to attract, retain, motivate and reward our named executive officers. Through our equity-based grants, we seek to align the interests of our named executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on market practices of similarly-situated companies.

We grant equity incentive awards to our employees, including our named executive officers, upon the commencement of their employment and, generally, on an annual basis, as part of our overall compensation program. Historically, all grants of awards to our named executive officers have been made by our board of directors at regularly scheduled meetings during the year upon the recommendation of our compensation committee. The exercise or purchase price of each award is equal to the fair market value of the award on the date of grant, which is the date of the board meeting approving such grant. The following factors are considered in determining the amount of equity incentive awards, if any, to be granted to our named executive officers:

•	the number of shares subject to, and exercise prices (when applicable) of, outstanding awards, both exercisable, or vested, and unexercisable, or unvested, held by our executives;

•	the vesting schedule of the unvested awards held by our executives; and

•	the amount and percentage of total equity on a diluted basis held by our executives.

All historical stock option grants prior to our initial public offering were made at exercise prices that our board of directors determined to equal the fair market value of our shares of common stock on the respective grant dates.

2015 Equity Compensation Awards

In January 2015, as part of the annual individual performance evaluations of our named executive officers, our board of directors, upon the recommendation of our compensation committee, granted to each of Messrs. Bailey and Vittiglio an option to purchase 900,000 shares and 300,000 shares, respectively, of our common stock. The stock option awards were granted with a term of 10 years and an exercise price of $0.84 per share. The options vest in equal monthly installments over four years, subject to continued employment with our company. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of the executive officer equity compensation practices in the 2014 Radford Global Life Sciences Survey and executive officer equity compensation for the 2015 peer group companies and recommended awards that approximated the 50th percentile of executive equity incentive compensation at those companies.

As an inducement to join the company as our chief medical officer, in February 2015 Dr. Needle was granted an option to purchase 500,000 shares of our common stock. The stock option was granted with a term of 10 years and an exercise price of $1.07 per share. The option vests as to 25% of the shares underlying the option on the first anniversary of Dr. Needle’s date of hire and the remaining portion of the option will vest in 36 equal monthly installments thereafter, subject to continued employment with our company.

As an inducement to join the company as our chief financial officer, in May 2015 Mr. Ehrlich was granted an option to purchase 400,000 shares of our common stock. The stock option was granted with a term of 10 years and an exercise price of $1.57 per share. The option vests as to 25% of the shares underlying the option on the first anniversary of Mr. Ehrlich’s date of hire and the remaining portion of the option will vest in 36 equal monthly installments thereafter, subject to continued employment with our company. Prior to becoming our chief financial officer, Mr. Ehrlich was also granted an option to purchase 15,000 shares of our common stock in March 2015 in connection with his work as a financial consultant to the company. The March 2015 option was granted with a term of 10 years and an exercise price of $1.15 per share. The March 2015 option vested in three monthly installments, beginning on March 31, 2015.

The exercise price of each option granted during 2015 was based on the closing price of our common stock on the date of grant.

In June 2013, after our restructuring and related reduction in employee headcount, our compensation committee decided to grant to our executive officers, including our named executive officers (but excluding Mr. Ha-Ngoc, our then chief executive officer) and certain other employees performance-based restricted stock grants.

The shares underlying the restricted stock awards were subject to the achievement of certain strategic performance criteria and continued employment, as follows: (1) up to 40% of the total shares underlying the restricted stock were eligible to vest no later March 15, 2014, referred to as the 2013 Performance Restricted Stock Tranche, upon the determination by the compensation committee of the degree to which the performance goals were met and (2) up to 60% of the total shares underlying the restricted stock were eligible to vest no later than March 15, 2015, referred to as the 2014 Performance Restricted Stock Tranche, upon the determination by the compensation committee of the degree to which we achieve our corporate goals under the annual cash incentive program established for the 2014 fiscal year.

In January 2014, the compensation committee determined that 80% of the goals for the 2013 Performance Restricted Stock Tranche were achieved. Consequently, 80% of the shares of common stock underlying the 2013 Performance Restricted Stock Tranche have vested, while the remaining 20% of the shares of common stock underlying the 2013 Performance Restricted Stock Tranche have been forfeited to the company.

The goals for the 2014 Performance Restricted Stock Tranche were the same as the corporate goals for 2014. In January 2015, our board of directors, upon recommendation of the compensation committee, determined that 45% of corporate goals for 2014 were achieved. Therefore, 45% of the shares of common stock underlying the 2014 Performance Restricted Stock Tranche have vested, while the remaining 55% of the shares of common stock underlying the 2014 Performance Restricted Stock Tranche have been forfeited to the company.

The following table summarizes the restricted stock awards made to our named executive officers and the number vested and forfeited.

Name	Number of Shares of Performance- Based Restricted Stock Granted in June 2013	Aggregate Number of Shares of Restricted Stock Vested in 2014 and 2015	Aggregate Number of Shares of Restricted Stock Forfeited in 2014 and 2015
Michael Bailey	40,000	23,600	16,400
Tuan Ha-Ngoc	0	0	0
Jeno Gyuris	40,000	23,600	16,400
Joseph Vittiglio	40,000	23,600	16,400

2016 Equity Compensation Awards

In January 2016, as part of the annual individual performance evaluations of our named executive officers, our board of directors, upon the recommendation of our compensation committee, granted to our named executive officers options to purchase shares of our common stock as set forth in the table below. The stock option awards to our named executive officers were granted with a term of 10 years and an exercise price of $1.08 per share, which was the closing price of our common stock on the date of grant. The options vest in equal monthly installments over four years, subject to continued employment with our company. Our compensation committee made its recommendation based on its analysis, with input from our consultant, Radford, of the executive officer equity compensation practices in the 2015 Radford Global Life Sciences Survey and recommended awards that approximated the 50th percentile of executive equity incentive compensation at those companies.

Name	Total Number of Shares of Common Stock Underlying Time-Based Options Granted in 2016(1)
Michael Bailey	460,000
Keith Ehrlich	149,500
Michael Needle	184,000

(1)	These options vest and become exercisable over a period of four years in equal monthly installments.

Vesting of options and restricted stock granted to our named executive officers fully accelerates if such officer is terminated without “cause” within 18 months following a change in control of us. Vesting and exercise rights, if applicable, cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalent payments.

Our insider trading policy, which applies to all of our employees and directors, prohibits (i) pledging of our securities, including purchasing our securities on margin, margin accounts and pledges as collateral for a loan and (ii) hedging of our securities, including shorts sales of our securities and purchases or sales of puts, calls and other derivative securities. We do not have any equity ownership guidelines for our executive officers.

Other Benefits. We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Under our 401(k) plan, we match 50% on every dollar contributed by an employee up to a maximum of 5% of the employee’s salary. The match vests at 25% per year over four years. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers. Our compensation committee may, in its discretion, revise, amend or add to the benefits and perquisites made available to our named executive officers if it deems it advisable to do so.

Severance and Change in Control Benefits

Our currently-serving named executive officers (other than Mr. Ehrlich) are entitled to receive severance benefits in connection with a termination of their employment not in connection with a change in control. Additionally, pursuant to our Key Employee Change in Control Severance Benefit Plan, certain of our key employees, including our currently-serving named executive officers, are entitled to severance payments if we terminate their employment without cause or if they leave their employment with us for good reason (as such terms are defined in the Key Employee Change in Control Severance Benefit Plan) within 18 months of a change in control of us. Further, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of us, all options held by such named executive officer will become immediately exercisable in full and all restricted stock held by such named executive officer will vest in full. Please refer to “Employment Agreements and Severance Arrangements” for a more detailed discussion of these benefits. We have also provided more information about these benefits, along with estimates of their value under various circumstances, under “—Potential Payments and Benefits Upon Termination and a Change in Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of comparable companies, we believe that our severance and change in control benefits are generally in line with severance packages offered to executives by such companies.

Our practice in the case of change in control benefits has been to structure these as “double trigger” benefits. This means that the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change in control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing executives with appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs but which may be beneficial to stockholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other officers (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We have a history of operating losses and expect to continue to incur operating losses for the foreseeable future. These net operating loss carryforwards would have the effect of offsetting certain future taxable gains, and as such, we generally do not consider the tax implications of our executive compensation programs to be meaningful to our operating or financial results. Accordingly, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation paid to our employees in accordance with Accounting Standards Codification, or ASC, 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is incurred.

Summary Compensation Table for the Years Ended December 31, 2015, 2014 and 2013

The following table sets forth information for the years ended December 31, 2015, 2014 and 2013 regarding compensation awarded to, earned by or paid to our chief executive officer, our former chief executive officer, our chief financial officer, and our three other most highly compensated executive officers during 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Michael Bailey, Chief Executive Officer	2015 2014 2013	$ $ $	425,000 361,611 351,079	$ $	85,000 142,538 —	$	— — 357,380	$ $ $	521,500 279,560 343,133	$ $ $	180,625 81,001 39,321	$ $ $	68,730 7,759 7,668	$ $ $	1,280,855 872,469 1,098,581

Tuan Ha-Ngoc,(5) Former Chief Executive Officer	2015 2014 2013	$ $ $	65,656 567,875 567,875		— — —	$	— — 636,900	$ $ $	48,422 806,597 376,456		— — —	$ $ $	568,579 12,044 12,044	$ $ $	682,657 1,386,516 1,593,275

Keith Ehrlich, Chief Financial Officer	2015		$208,381		$50,000		—		$422,632		$102,000		$3,086		$786,099

Michael Needle, Chief Medical Officer	2015		$381,602		—		—		$369,100		$132,600		$40,112		$923,414

Jeno Gyuris,(6) Former Chief Scientific Officer	2015 2014 2013	$ $ $	14,354 344,497 334,463	$	— 135,792 —	$	— — 280,180	$ $	— 279,560 343,133	$ $	— 137,799 37,460	$ $ $	407,418 8,333 8,203	$ $ $	421,772 905,981 1,003,439

Joseph Vittiglio, Former General Counsel	2015 2014 2013	$ $ $	73,725 319,947 290,070	$ $	62,500 170,000 —	$	— — 244,500	$ $ $	173,850 279,560 297,502	$ $	— 71,668 63,879	$ $ $	3,213 6,285 6,118	$ $ $	313,288 847,460 862,556

(1)	For each of Mr. Bailey, Dr. Gyuris and Mr. Vittiglio, amounts represent cash retention awards paid during the year. For Mr. Ehrlich, the amount represents his cash bonus earned in 2015 and paid in 2016 pursuant to his offer letter.
(2)	The assumptions we used in valuing equity awards are described in Note 11, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. With respect to options other than performance-based options, amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. Forty percent of performance-based restricted stock awards granted in June 2013 were deemed on January 29, 2014 to be 80% earned as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant. The remaining 60% of performance-based restricted stock awards were deemed on January 6, 2015 to be 45% earned as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant. Performance-based restricted stock awards granted in January 2014 were deemed at the time of issuance to be probable of being earned and as such the grant date fair value of such awards was determined to be equal to the fair market value of the underlying shares on the date of grant.
(3)	Our compensation committee determined to pay Michael Bailey, Keith Ehrlich and Michael Needle annual cash incentive plan awards equal to 85%, 85% and 85% of such executive officer’s target award, respectively, for performance in 2015. Our compensation committee determined to pay Tuan Ha-Ngoc, Joseph Vittiglio, Michael Bailey, and Jeno Gyuris annual cash incentive plan awards equal to 0%, 56%, 56% and 100% of such executive officer’s target award, respectively, for performance in 2014. Our compensation committee determined to pay Tuan Ha-Ngoc, Joseph Vittiglio, Michael Bailey, and Jeno Gyuris annual cash incentive plan awards equal to 0%, 73%, 28% and 28% of such executive officer’s target award, respectively, for performance in 2013.

(4)	Amounts represent the value of severance payments, perquisites and other personal benefits, which are further detailed below:

Name and Principal Position	Year	Severance or Release Compensation($)	Matched 401(k) Contribution ($)		Group Life Insurance ($)		Housing Allowance ($)	Total ($)
Michael Bailey, Chief Executive Officer	2015 2014 2013	— — —	$ $ $	6,500 6,500 6,500	$ $ $	2,230 1,259 1,168	$60,000 — —	$ $ $	68,730 7,759 7,668

Tuan Ha-Ngoc, Former Chief Executive Officer	2015 2014 2013	$566,009 — —	$ $ $	1,184 6,500 6,500	$ $ $	1,386 5,544 5,544	— — —	$ $ $	568,579 12,044 12,044

Keith Ehrlich Chief Financial Officer	2015	—		—		$3,086	—		$3,086

Michael Needle Chief Medical Officer	2015	—		$6,500		$3,612	$30,000		$40,112

Jeno Gyuris Former Chief Scientific Officer	2015 2014 2013	$404,767	$ $ $	1,224 6,500 6,500		$1,427	—		$407,418
		—				$1,833	—		$8,333
		—				$1,703	—		$8,203

Joseph Vittiglio Former General Counsel	2015 2014 2013	—	$ $	2,918 5,554	$ $	295 731	—		$3,213
		—					—		$6,285
		—		$5,487		$631	—		$6,118

(5)	The amount under “Salary” in 2015 represent $47,323 paid to Mr. Ha-Ngoc for his salary as our chief executive officer during January 2015 and $18,333 paid to him in cash director fees for his service on our board of directors during the year. The amount under “Option Awards” in 2015 represents options granted to Mr. Ha-Ngoc in connection with his service as a director. The amount under “All Other Compensation” in 2015 includes $566,009 in compensation paid to Mr. Ha-Ngoc pursuant to his transition and separation agreement, which we entered into with Mr. Ha-Ngoc in January 2015. This compensation included $520,552 in severance payments, a $31,350 lump sum payment for his annual cash incentive award pro-rated through the date of his termination and $14,107 in health insurance payments.
(6)	The amount under “All Other Compensation” in 2015 includes $404,767 in compensation paid to Dr. Gyuris pursuant to his release agreement, which we entered into with Dr. Gyuris in January 2015. This compensation included $330,143 in severance payments, a $49,596 lump sum payment for his cash retention award and $25,028 in health insurance payments.

Grants of Plan-Based Awards for the Year Ended December 31, 2015

The following table sets forth information for the year ended December 31, 2015 regarding grants of plan-based awards made during 2015 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Stock and Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Michael Bailey	—	$212,500	—	—	—
	1/6/2015	—	900,000	$0.84	$521,550

Tuan Ha-Ngoc	5/28/2015		20,000	$2.00	$25,114
	4/2/2015		23,059	$1.61	$23,308

Keith Ehrlich	—	$120,000	—	—	—
	3/3/2015	—	15,000	$1.15	$7,392
	5/5/2015	—	400,000	$1.57	$415,240

Michael Needle	—	$156,000	—	—	—
	2/3/2015	—	500,000	$1.07	$369,100
Jeno Gyuris

Joseph Vittiglio	—	$131,818	—	—	—
	1/6/2015	—	300,000	$0.84	$173,850

(1)	Represents the target payout levels under the annual cash incentive program. Target payouts for Michael Bailey, Keith Ehrlich and Michael Needle represented 50%, 40% and 40% of base salary in 2015, respectively. The actual payout with respect to each named executive officer is shown above in the Summary Compensation Table for the Years Ended December 31, 2015, 2014 and 2013 in the column titled “Non-Equity Incentive Plan Compensation.” The annual cash incentive program did not have threshold payout levels, as the determination of the level of achievement of corporate and individual goals was subjective and subject to the discretion of our board of directors. Payouts under the annual cash incentive program were not subject to any maximum limit. Additional information regarding the design of the annual cash incentive program, including a description of the corporate goals and individual performance applicable to 2015 awards, is described above in “—Executive Compensation Components.”
(2)	For the vesting schedules of these awards, please see the footnotes to “Outstanding Equity Awards at December 31, 2015” table below. Some of these awards are subject to acceleration upon termination of employment as further described in the Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.
(3)	Valuation of these options is based on the aggregate dollar amount of share-based compensation to be recognized for financial statement reporting purposes computed in accordance with ASC 718 over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of stock and option awards are set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding outstanding equity awards held as of December 31, 2015 by our named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date
Michael Bailey	206,250	693,750	$0.84	(6)	1/6/2025
	—	250,000	$1.57	(8)	6/19/2024
	37,500	37,500	$1.77	(4)	1/29/2024
	120,000	—	$2.51		6/26/2023
	23,697	8,803	$7.72	(5)	1/24/2023
	30,354	646	$13.18	(2)	1/31/2022
	5,000	—	$14.16		2/15/2021
	180,000	—	$14.26		10/5/2020
Keith Ehrlich	15,000	—	$1.15		3/3/2025
	—	400,000	$1.57	(7)	5/5/2025
Michael Needle	—	500,000	$1.07	(3)	2/3/2025
Tuan Ha-Ngoc(9)	8,333	—	$2.00		5/28/2025
	15,372	—	$1.61		4/2/2025
	47,916	—	$1.77		1/29/2024
	58,437	—	$7.72		1/24/2023
	89,603	—	$13.18		1/31/2022
	85,000	—	$14.16		2/15/2021
	61,250	—	$12.24		2/2/2020
	39,999	—	$12.24		2/2/2020
	57,499	—	$8.48		4/1/2019
	62,499	—	$6.44		1/31/2018
	238,749	—	$5.20		5/9/2017
	59,500	—	$2.00		2/9/2016
Joseph Vittiglio(10)	—	—	—		—
Jeno Gyuris(11)	—	—	—		—

(1)	All equity awards held by our named executive officers are subject to vesting acceleration upon termination of employment, as further described in the “—Employment Agreements and Severance Arrangements” and “—Potential Payments and Benefits Upon Termination and a Change in Control” sections below.
(2)	These options vest in equal monthly installments through January 1, 2016.
(3)	These options will vest as to 25% of the shares on January 9, 2016 and in thirty-six equal monthly installments thereafter as to the remaining shares through January 9, 2019.
(4)	These options vest in equal monthly installments through January 1, 2018.
(5)	These options vest in equal monthly installments through January 1, 2017.
(6)	These options vest in equal monthly installments through January 6, 2019.
(7)	These options will vest as to 25% of the shares on May 5, 2016, and in thirty-six monthly installments thereafter as to the remaining shares through May 5, 2019.
(8)

One-third of these options vest and become exercisable on the date upon which the closing price per share of our common stock is equal to or above $3.00 or more for at least 30 consecutive trading days prior to December 31, 2016. One-third of these options vest and become exercisable on the date upon which the closing price per share of our common stock is equal to or above $4.50 for at least 30 consecutive trading days prior to December 31, 2017. One-third of these options vest and become exercisable on the date upon which the closing price per share of our common stock is equal to or above $6.50 for at least 30 consecutive trading days prior to December 31, 2018.
(9)	Mr. Ha-Ngoc resigned from our Board of Directors on November 6, 2015. In connection with his resignation, and in acknowledgement of Mr. Ha-Ngoc’s years of service to the company, the Board of Directors in January 2016 extended the expiration date of Mr. Ha-Ngoc’s options to December 31, 2016. His options would otherwise have expired on February 6, 2016.
(10)	Mr. Vittiglio departed the company in March 2015, and as a result, all of his option awards forfeited back to the company 90 days after his departure.
(11)	Dr. Gyuris departed the company in January 2015, and as a result, all of his option awards forfeited back to the company 90 days after his departure.

Option Exercises

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2015:

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael Bailey	—	$—
Tuan Ha-Ngoc	—	$—
Keith Ehrlich	—	$—
Michael Needle	—	$—
Jeno Gyuris	8,815	$2,924
Joseph Vittiglio	35,937	$27,065

Employment Agreements and Severance Arrangements

Offer Letters with Current Executive Officers

Michael Bailey. In January 2015, in connection with his promotion to president and chief executive officer, we entered into a letter agreement with Michael Bailey. The agreement provides for an initial annual base salary of $425,000 and also provides that Mr. Bailey is eligible for an annual bonus of up to 50% of his base salary, based on the achievement of performance goals as determined at the discretion of the board. Pursuant to the agreement, the board approved a grant to Mr. Bailey of an option to purchase 900,000 shares of common stock at an exercise price of $0.84 per share, which was the closing price of our common stock on the date of grant. The option becomes exercisable in equal monthly installments of 2.0833% of the shares underlying the option over a period of four years from the date of grant, subject to Mr. Bailey’s continued service. Pursuant to the agreement, we also agreed to pay to Mr. Bailey $5,000 per month to cover commuting and housing expenses.

Keith Ehrlich. In April 2015, in connection with his appointment to the position of chief financial officer, we entered into an offer letter with Keith Ehrlich. The offer letter provides for an initial annual base salary of $300,000 and also provides that Mr. Ehrlich is eligible for an annual bonus of up to 40% of his base salary, based on the achievement of performance goals as determined at the discretion of the board. Pursuant to the offer letter, Mr. Ehrlich also received a one-time bonus of $75,000, which was paid in two installments of $50,000 on January 15, 2016 and $25,000 on April 15, 2016, each such payment having been contingent upon Mr. Ehrlich’s continued employment with the company as of December 31, 2015 and March 31, 2016, respectively. In connection with the offer letter, the board approved a grant to Mr. Ehrlich of an option to purchase 400,000 shares of common stock at an exercise price of $1.57 per share, which was the closing price of our common stock on the date of grant. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of Mr. Ehrlich’s date of hire and as to the remaining shares underlying the option in 36 equal monthly installments thereafter, subject to Mr. Ehrlich’s continued service.

Michael Needle. In January 2015, in connection with his appointment to the position of chief medical officer, we entered into an offer letter with Michael Needle. The offer letter provides for an initial annual base salary of $390,000 and also provides that Dr. Needle is eligible for an annual bonus of up to 40% of his base salary, based on the achievement of performance goals as determined at the discretion of the board. Pursuant to the offer letter, the board approved a grant to Dr. Needle of an option to purchase 500,000 shares of common stock at an exercise price of $1.07 per share, which was the closing price of our common stock on the date of grant. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of the date of grant and as to the remaining shares underlying the option in 36 equal monthly installments thereafter, subject to Dr. Needle’s continued service.

Severance and Change in Control Agreements with Current Executive Officers

We have entered into individual severance and change in control agreements with each of our currently-serving named executive officers other than Mr. Ehrlich. All benefits payable pursuant to such agreements are to be paid or furnished to the named executive officer by us and are contingent upon the named executive officer executing a release of claims in our favor in a form satisfactory to us. In addition, each of our currently-serving named executive officers other than Mr. Ehrlich is subject to non-competition and non-solicitation covenants as part of his individual severance and change in control agreement, subject to certain exceptions. If an executive’s employment is terminated within 18 months following a change in control of us, the individual severance and change in control agreements provide that all severance payments be made pursuant to our Key Employee Change in Control Severance Benefits Plan.

Michael Bailey. In September 2010, we entered into a severance and change in control agreement with Mr. Bailey, which was amended by a retention bonus award and severance agreement letter dated February 3, 2014, which we refer to collectively as the Bailey severance agreement. The Bailey severance agreement provides that if Mr. Bailey’s employment is terminated “without cause,” due to a disability or “for good reason,” he will be entitled to (i) continue to receive his base salary in effect on the date of his termination until the earlier of (a) 12 months following the date of his termination and (b) the date on which he commences an employment or consulting relationship with substantially equivalent compensation; (ii) receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and (iii) continue his health insurance for the lesser of 12 months or until such time as he becomes eligible for group health coverage through another employer.

Michael Needle. In January 2015, we entered into a severance and change in control agreement with Dr. Needle, which we refer to as the Needle severance agreement. The Needle severance agreement provides that if Dr. Needle’s employment is terminated “without cause,” due to a disability or “for good reason,” he will be entitled to (i) continue to receive his base salary in effect on the date of his termination until the earlier of (a) 12 months following the date of termination and (b) the date on which he commences an employment or consulting relationship with substantially equivalent compensation; (ii) receive a lump sum payment of his annual cash incentive award target pro-rated through the date of his termination; and (iii) continue his health insurance for the lesser of 12 months or until such time as he becomes eligible for group health coverage through another employer.

Severance Agreements and Arrangements with Certain Former Executive Officers

Tuan Ha-Ngoc. In January 2015, we entered into a transition and separation agreement with Tuan Ha-Ngoc, which we refer to as the Ha-Ngoc transition agreement, in connection with the transition of his duties, whereby he ceased acting as our president and chief executive officer and assumed the role of executive advisor until January 31, 2015. The Ha-Ngoc transition agreement provided that, in return for Mr. Ha-Ngoc’s execution of a release of claims agreement, he was entitled to certain payments and benefits equivalent in amount and type to those listed in the severance and change in control agreement which we entered into with Mr. Ha-Ngoc on December 11, 2009. These payments and benefits entitled Mr. Ha-Ngoc to (i) continue to receive his base salary in effect on the date of his termination until the earlier of (a) 18 months following the date of termination and (b) the date on which he commences an employment or consulting relationship with substantially equivalent compensation; (ii) $31,350, representing a lump sum payment of his annual cash incentive award pro-rated through the date of his termination; and (iii) continue his health insurance for the lesser of 18 months or until such time as he becomes eligible for group health coverage through another employer. In addition, pursuant to the Ha-Ngoc transition agreement, Mr. Ha-Ngoc was appointed chairman of our board. As non-employee chairman of the board, a position from which Mr. Ha-Ngoc resigned effective November 6, 2015, he was entitled to receive the compensation applicable to such position as determined under our director compensation policy, as approved and amended by the board from time to time.

Jeno Gyuris. In January 2015, we entered into a release agreement with Jeno Gyuris in connection with his departure from the company and his commitment to provide strategic and scientific advice to us following his departure. Pursuant to the release agreement, we agreed to pay Dr. Gyuris the benefits set forth in his severance and change in control agreement, dated December 11, 2009, as amended by the retention bonus award and severance agreement letter dated February 3, 2014, including (i) his base salary in effect on the date of his termination until the earlier of (a) 12 months following the date of termination and (b) the date on which he commences an employment or consulting relationship with substantially equivalent compensation; (ii) $49,596 representing a lump sum payment of his cash retention award; and (iii) health insurance payments for the lesser of 12 months or until such time as he becomes eligible for group health coverage through another employer. Pursuant to the release agreement, we also agreed to pay an additional $137,799, equal to his 2014 target annual cash incentive award, which amount was paid as follows: (i) $77,167 paid in a lump sum on the first payroll date following the effective date of the release agreement and (ii) $60,632 paid in three equal monthly installments beginning on the one-month anniversary of the first payment date.

Key Employee Change in Control Severance Benefits Plan

In addition to the individual severance and change in control agreements described above, Mr. Bailey and Mr. Ehrlich, and Dr. Needle participate in our key employee change in control severance benefits plan. No payments are made pursuant to individual severance and change in control agreements if payments are made under this plan. All benefits payable under the plan are to be paid or furnished to the participant by us and are contingent upon the participant executing a release of claims in our favor in a form satisfactory to us. Pursuant to the terms of the plan, if we terminate a named executive officer’s employment without cause or if they leave their employment with us for good reason within 18 months following a change in control of us, such named executive officer is entitled to the following benefits:

•

continued receipt of compensation after termination at a rate equal to such executive’s then-current base salary (1.5 times base salary in the case of Mr. Bailey) for 12 months (18 months in the case of Mr. Bailey);

•	payment of a sum equal to (i) such individual’s pro rata target bonus plus (ii) an amount equal to one times his target bonus (1.5 times his target bonus, in the case of Mr. Bailey); and

•	continued health insurance for 12 months (18 months in the case of Mr. Bailey).

Further, pursuant to the terms of the plan, if we terminate a named executive officer’s employment without cause or such named executive officer leaves his employment with us for good reason within 18 months of a change in control of us, all options held by such named executive officer will become immediately exercisable in full and all restricted stock held by such named executive officer will become vested in full.

Potential Payments and Benefits Upon Termination and a Change in Control

Our named executive officers are entitled to certain benefits in the event their employment is terminated without cause, due to a disability or for good reason, as described above. The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment without cause, due to a disability or for good reason, as the same were payable on December 31, 2015. Actual amounts payable to each executive listed below upon termination can only be determined definitively at the time of each executive’s actual departure. In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. Messrs. Ha-Ngoc, Gyuris and Vittiglio were not employed with the company as of December 31, 2015 and are not included below. For information relating to compensation earned by each of our named executive officers, see our “Summary Compensation Table For the Years Ended December 31, 2015, 2014 and 2013” above.

Name and Principal Position	Benefit Type	Termination Without Cause, Due to a Disability or For Good Reason ($)		Termination without Cause or For Good Reason Within 18 Months of a Change in Control ($)
Michael Bailey, Chief Executive Officer	Base Salary	$425,000	(1)	$637,500	(5)
	Cash Incentive Award	$212,500	(2)	$531,250	(6)
	Healthcare Benefits	$23,488	(3)	$35,232	(7)
	Market Value of Awards Vesting on Termination(4)	—		$378,000

	Total

Keith Ehrlich Chief Financial Officer	Base Salary	—	(1)	$300,000	(5)
	Cash Incentive Award	—	(2)	$240,000	(6)
	Healthcare Benefits	—	(3)	$15,389	(7)
	Market Value of Awards Vesting on Termination(4)	—		$1,650

	Total

Michael Needle Chief Medical Officer	Base Salary	$390,000	(1)	$390,000	(5)
	Cash Incentive Award	$156,000	(2)	$312,000	(6)
	Healthcare Benefits	$26,116	(3)	$26,116	(7)
	Market Value of Awards Vesting on Termination(4)	—		$128,120

	Total

(1)	Represents the named executive officer’s base salary payable over 12 months. Severance is equal to payment of the executive’s base salary until the earlier of (i) 12 months following the date of termination and (ii) the date on which the executive commences full-time employment or a full-time consulting relationship with substantially equivalent compensation.
(2)	Represents the named executive officer’s severance bonus payable within 30 days of the date of termination. Severance bonus is equal to payment of the executive’s target annual incentive plan bonus pro-rated through the date of termination.
(3)

Represents the cost of continued COBRA benefits for the named executive officer and any qualified beneficiary. COBRA benefits are payable until the earlier of (i) 12 months (or as long as such eligibility for the executive and each qualified beneficiary continues) from the date such benefits would otherwise end under the applicable plan terms and (ii) the date the executive becomes eligible for group health coverage through another employer. This value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2015 and is valued at the premiums in effect on December 31, 2015.
(4)	This amount is equal to (a)(i) the number of options that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) the excess of $1.26, which represents the fair market value of our common stock as of December 31, 2015, over the exercise price of the options, plus (b)(i) the number of shares of restricted stock that would vest as a direct result of the employment termination subsequent to a change in control multiplied by (ii) $1.26.
(5)	Represents the named executive officer’s base salary (1.5 times base salary for Mr. Bailey) payable over 12 months (18 months for Mr. Bailey) following the date of termination.
(6)	Represents the named executive officer’s severance bonus payable over 12 months following the date of termination. Severance bonus is in addition to the named executive officer’s target annual incentive plan bonus pro-rated through the date of termination.
(7)	Represents the cost of continued COBRA benefits for the named executive officer and any qualified beneficiary for 12 months (18 months for Mr. Bailey) following the date of termination.

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	4,796,005	$3.78	3,723,229
Equity compensation plans not approved by security holders	—	—	—
Total

(1)	Includes 309,876 shares of common stock issuable under our 2010 Employee Stock Purchase Plan, all of which are issuable in connection with the current offering period which ends on June 30, 2016.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our compensation committee recommended to our board that such section be included in this proxy statement.

By the compensation committee of the board of directors of AVEO Pharmaceuticals, Inc.,

Anthony B. Evnin, Chair

Kenneth M. Bate

Henri A. Termeer

Compensation Committee Interlocks and Insider Participation

Our compensation committee was comprised of Anthony Evnin, Kenneth Bate and Henri Termeer during 2015. No member of our compensation committee is or has been a current or former officer or employee of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that had one or more executive officers serving as a director or member of our compensation committee during the year ended December 31, 2015. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, please see “Certain Relationships and Related Person Transactions.”

Director Compensation

Mr. Bailey, who was appointed as our president and chief executive officer and elected as a director in January 2015, has not received any compensation in connection with his services as a director. The compensation that we pay to our president and chief executive officer is discussed under “—Compensation Discussion and Analysis” above.

The following table sets forth information for the year ended December 31, 2015 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name	Fees Earned or Paid In Cash or Stock($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Kenneth Bate(3)	$20,000	$50,541	—	$70,541
Tuan Ha-Ngoc(3)	$18,333	$48,422	—	$66,755
Anthony Evnin(3)	$16,000	$50,541	—	$66,541
Raju Kucherlapati(3)	$3,000	$50,541	—	$53,541
Henri Termeer(3)	$28,000	$50,541	—	$78,541
Robert Young(3)	$11,000	$50,541	—	$61,541

(1)	The assumptions we used in valuing options are described in Note 11, “Stock-Based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. This column reflects the aggregate grant date fair value as calculated in accordance with ASC 718 for the indicated year in connection with options we granted in the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting.
(2)	Options were granted at fair market value on April 2, 2015 at an exercise price of $1.61 per share. These options vest in four quarterly installments over the calendar year. Additional options were granted and at fair market value on May 28, 2015 at an exercise price of $2.00 per share. These options vest over one year in twelve equal monthly installments. The grant date fair value of Mr. Ha-Ngoc’s grant on April 2, 2015 was $23,308. The grant date fair value of each grant on April 2, 2015 (other than Mr. Ha-Ngoc’s) was $25,427. The grant date fair value of each grant on May 28, 2015 was $25,114.
(3)	The following table reflects the aggregate number of option awards outstanding for our directors as of December 31, 2015.

Name	Option Awards
Kenneth Bate(i)	127,655
Anthony Evnin(ii)	117,655
Raju Kucherlapati(iii)	112,240
Henri Termeer(iv)	112,655
Robert Young(v)	107,905
Tuan Ha-Ngoc(vi)	824,157

(i)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $6.36 per share, (B) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share, (E) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share, (F) an option to purchase 12,500 shares of our common stock at an exercise price of $2.59 per share, (G) an option to purchase 12,500 shares of our common stock at an exercise price of $1.57 per share, (H) an option to purchase 25,155 shares of our common stock at an exercise price of $1.61 per share and (I) an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.
(ii)	Consists of (A) an option to purchase 10,000 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share, (E) an option to purchase 12,500 shares of our common stock at an exercise price of $2.59, (F) an option to purchase 12,500 shares of our common stock at an exercise price of $1.57 per share, (G) an option to purchase 25,155 shares of our common stock at an exercise price of $1.61 per share and (H) an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.
(iii)	Consists of (A) an option to purchase 1,252 shares of our common stock at an exercise price of $6.88 per share, (B) an option to purchase 3,333 shares of our common stock at an exercise price of $8.72 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $7.44 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share, (E) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share, (F) an option to purchase 12,500 shares of our common stock at an exercise price of $2.59 per share, (G) an option to purchase 12,500 shares of our common stock at an exercise price of $1.57 per share, (H) an option to purchase 25,155 shares of our common stock at an exercise price of $1.61 per share and (I) an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.
(iv)	Consists of (A) an option to purchase 30,000 shares of our common stock at an exercise price of $13.65 per share, (B) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $2.59 per share, and (D) an option to purchase 12,500 shares of our common stock at an exercise price of $1.57 per share, (E) an option to purchase 25,155 shares of our common stock at an exercise price of $1.61 per share and (F) an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.
(v)	Consists of (A) an option to purchase 6,750 shares of our common stock at an exercise price of $8.72 per share, (B) an option to purchase 6,000 shares of our common stock at an exercise price of $7.44 per share, (C) an option to purchase 12,500 shares of our common stock at an exercise price of $18.87 per share, (D) an option to purchase 12,500 shares of our common stock at an exercise price of $12.78 per share, (E) an option to purchase 12,500 shares of our common stock at an exercise price of $2.59, and (F) an option to purchase 12,500 shares of our common stock at an exercise price of $1.57 per share, (G) an option to purchase 25,155 shares of our common stock at an exercise price of $1.61 per share and (H) an option to purchase 20,000 shares of our common stock at an exercise price of $2.00 per share.
(vi)

Consists of (A) an option to purchase 59,500 shares of our common stock at an exercise price of $2.00 per share, (B) an option to purchase 238,749 shares of our common stock at an exercise price of $5.20 per share, (C) an option to purchase 62,499 shares of our common stock at an exercise price of $6.44 per share, (D) an option to purchase 57,499 shares of our common stock at an exercise price of $8.48 per share, (E) an option to purchase 101,249 shares of our common stock at an exercise price of $12.24, and (F) an option to purchase 85,000 shares of our common stock at an exercise price of

$14.16 per share, (G) an option to purchase 89,603 shares of our common stock at an exercise price of $13.18 per share, (H) an option to purchase 58,437 shares of our common stock at an exercise price of $7.72 per share, (I) an option to purchase 47,916 shares of our common stock at an exercise price of $1.77 per share, (J) an option to purchase 15,372 shares of our common stock at an exercise price of $1.61 per share and (K) an option to purchase 8,333 shares of our common stock at an exercise price of $2.00 per share.

Our director compensation policy provides as follows:

•

Upon the initial election to our board of directors, each non-employee director will receive an option to purchase 40,000 shares of common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant and vest in 36 equal monthly installments commencing with the first day of the month following the date of grant, subject to the director’s continued service on our board.

•

Upon the date each director is re-elected at our annual stockholders meeting, such director will receive an option to purchase 20,000 shares of our common stock exercisable for a price per share equal to the then fair market value of our common stock. These options expire ten years from the date of grant and vest in twelve equal monthly installments commencing on the first day of the month following the date of grant, subject to the director’s continued service on our board.

•	Our non-employee directors will be paid for their service on our board as follows:

•

a base annual retainer fee of $40,500 to be paid in the form of an option to purchase a number of shares calculated by dividing $40,500 by the fair market value of the company’s common stock on the date of the grant, and such option shall vest in four quarterly installments over the calendar year.

•	an additional annual fee of $20,000 for the chairperson and lead independent director;

•	an additional annual fee for members of the audit committee (other than chairperson) of $6,000, and $15,000 for its chairperson;

•	an additional annual fee for members of the compensation committee (other than chairperson) of $5,000, and $10,000 for its chairperson;

•	an additional annual fee for members of the nominating and governance committee (other than chairperson) of $3,000, and $5,000 for its chairperson.

•

In the event a director resigns from the board, the vesting of any options granted for service on the board ceases as of such date, and such director has a period of up to three months from the date of resignation to exercise any option granted as compensation for service on the board of directors, to the extent vested on the date of resignation.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Our board of directors has determined, in accordance with the shareholders’ recommendation at our 2011 annual meeting of stockholders, to hold such advisory votes to approve the compensation of our named executive officers every year.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation” section of this proxy statement beginning on page 19, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to the year ended December 31, 2015.

As discussed in these disclosures, we believe that our compensation program provides a competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•	reward exceptional performance by individual employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	establish a clear connection between rewards and performance.

Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped to retain and motivate our employees to drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), will not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof), and will not create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our board has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent auditors for the year ending December 31, 2016. Although stockholder approval of our board’s appointment of Ernst & Young LLP is not required by law, our board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our board will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

OTHER MATTERS

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

STOCKHOLDER PROPOSALS

In order to be included in proxy material for the 2017 annual meeting of stockholders, stockholders’ proposals must be received by us at our principal executive offices, One Broadway, 14th Floor, Cambridge, Massachusetts 02142 no later than December 15, 2016. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal offices not later than February 25, 2017 (90 days prior to the first anniversary of our 2016 annual meeting of stockholders) and not before January 26, 2017 (120 days prior to the first anniversary of our 2016 annual meeting of stockholders). However, if the 2017 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2016 annual meeting of stockholders, notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to our board of directors, to be properly presented at the 2017 annual meeting of stockholders.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO VOTE BY PROXY OVER THE INTERNET, BY TELEPHONE OR BY MAIL AS DESCRIBED IN THE ENCLOSED PROXY CARD. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SUBMITTED A PROXY PREVIOUSLY.

AVEO PHARMACEUTICALS, INC.

ONE BROADWAY 14TH FLOOR

CAMBRIDGE, MA 02142

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
AND RETURN THIS PORTION ONLY

THIS   PROXY   CARD   IS   VALID   ONLY   WHEN    SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	☐	☐	☐
1. Election of Directors Nominees 01 Michael P. Bailey 02 Kenneth M. Bate 03 Anthony B. Evnin 04 Henri A. Termeer 05 Robert C. Young

The Board of Directors recommends you vote FOR proposals 2. and 3.:					For	Against	Abstain

2. To approve an advisory vote on executive compensation					☐	☐	☐

3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

AVEO PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

May 26, 2016 10:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael Bailey and Keith Ehrlich or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AVEO PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time on May 26, 2016, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof. For directions to our Annual Meeting of Stockholders, please visit our website at www.aveooncology.com.

Unless submitting a proxy for these shares over the internet or by telephone, please mark, sign, date and return this proxy card promptly in the enclosed reply envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of our Board of Directors. If no direction is made to withhold authority to vote for an individual nominee (or all nominees), this proxy will be voted in favor of each nominee for which no such direction is made.

Continued and to be signed on reverse side